Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES

PUBLIC OFFERING OF COMMON STOCK

NEW YORK, NY— December 18, 2013—Ares Capital Corporation (Nasdaq: ARCC) announced today that it closed its public offering of 14,300,000 shares of its common stock on December 13, 2013.  Subsequent to December 13, 2013, the underwriters partially exercised their option to purchase additional shares granted in connection with the offering, which resulted in Ares Capital issuing an additional 1,993,522 shares of its common stock on December 18, 2013. Ares Capital raised approximately $283.2 million in total net proceeds from the sale of the 16,293,522 shares of common stock after deducting underwriting discounts and commissions and estimated offering expenses.

Morgan Stanley, BofA Merrill Lynch and Wells Fargo Securities acted as joint book-running managers for this offering. Deutsche Bank Securities and Goldman, Sachs & Co. acted as joint lead managers and Barclays, Credit Suisse Securities (USA) LLC, and Keefe, Bruyette & Woods, a Stifel Company, acted as co-managers for this offering.

Ares Capital expects to use the total net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities and, to the extent not applied for such purpose, for general corporate purposes, which may include investing in portfolio companies in accordance with its investment objective.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors.  The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform.  Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC.  Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $68 billion of committed capital under management as of September 30, 2013.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl G. Drake

Ares Capital Corporation

888-818-5298